Exhibit (n)(3)
LETTER OF CONSENT
     I hereby consent to the inclusion of any references to my name and biographical information in the Registration Statement on Form N-2 of Medley Capital BDC LLC dated June 9, 2010 and any amendments thereto.

Very truly yours,
/s/ Karin Hirtler-Garvey
Karin Hirtler-Garvey

June 7, 2010
New York, New York